                                                                   EXHIBIT 10(c)

================================================================================

                                U.S. $7,000,000


                                CREDIT AGREEMENT


                          Dated as of October 15, 1994


                                    between


                                  C.I.S., INC.

                                      and

                        HOSPITAL BILLING ANALYSIS, INC.,

                                 as Borrowers,

                           C.I.S. TECHNOLOGIES, INC.,

                                   as Parent,



                                      and



                     GENERAL ELECTRIC CAPITAL CORPORATION,

                                   as Lender


================================================================================

     THIS CREDIT AGREEMENT ("Agreement") is entered into as of October 15, 1994 by and among C.I.S., INC., an Oklahoma corporation ("CIS, Inc."), and HOSPITAL BILLING ANALYSIS, INC., a California corporation ("HBA", and, together with CIS, Inc., collectively, the "Borrowers"), C.I.S. TECHNOLOGIES, INC., a Delaware corporation ("Parent"), and GENERAL ELECTRIC CAPITAL CORPORATION, a corporation organized under the banking laws of the State of New York, (together with its successors and assigns in such capacity, "Lender").

                                    RECITALS

     A. Borrowers desire to borrow up to $7,000,000 from Lender, and Lender is willing to make certain loans and other financial accommodations to Borrowers of up to such amount upon the terms and conditions set forth herein.

     B. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. Unless otherwise indicated, all references in this Agreement to sections, subsections, schedules, exhibits, and attachments shall refer to the corresponding sections, subsections, schedules, exhibits, and attachments of or to this Agreement. All schedules, annexes, exhibits and attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. Unless otherwise expressly set forth herein, or in a written amendment referring to such schedules and annexes, all schedules and annexes referred to herein shall mean the schedules and annexes as in effect as of the Closing Date. These Recitals shall be construed as part of this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


1.  AMOUNT AND TERMS OF CREDIT

     1.1  Revolving Credit Advances.

     (a) Upon and subject to the terms and conditions hereof, Lender agrees to make available, from time to time until the Commitment Termination Date, for Borrowers' use and upon the request of Borrowers therefor to Lender, advances (each, a "Revolving Credit Advance") in an aggregate principal amount at any time outstanding up to but not exceeding the Revolving Credit Commitment of Lender, provided that in no event shall the aggregate principal amount of the Revolving Credit Loan exceed the Borrowing Availability. Borrowers may from time to time borrow, repay and reborrow Revolving Credit Advances under this
Section 1.1, provided that each borrowing of Revolving Credit Advances hereunder shall be made only at the Revolving Credit Rate.

     (b) Borrowers shall give Lender notice of each borrowing of a Revolving Credit Advance hereunder as provided in Section 1.1(c) and on the date specified for such borrowing Lender shall make available the amount of the Revolving Credit Advances to be made by it on such date to the Borrowers giving such notice in immediately available funds.

     (c) Each notice of a borrowing of a Revolving Credit Advance shall be given in writing (by telecopy, hand delivery, or U.S. mail) by Borrowers to Lender at its address at 501 Merritt Seven, Norwalk, Connecticut 06851, Attention:
Collateral Analyst Department, Telephone No. (203) 840-4518, Telecopy No. (203) 840-4540/4710, given no later than 12:00 noon (New York time) on the Business Day of the proposed Revolving Credit Advance. Each such notice of borrowing (a "Notice of Revolving Credit Advance") shall be substantially in the form of Exhibit A, specifying therein the requested date, the amount of such Revolving Credit Advance and such other information as may be required by Lender. Lender shall be entitled to rely upon any Notice of Revolving Credit Advance delivered to Lender by Borrowers. Subject to the terms and conditions of this Agreement, if Lender shall have received a Notice of Revolving Credit Advance prior to 12:00 noon (New York time) on a Business Day, Lender shall, not later than 3:00 p.m. (New York time) on such Business Day cause the amount requested in such Notice of Revolving Credit Advance to be wired to the Disbursement Account.

     (d) The Revolving Credit Advances made by Lender shall be evidenced by a single promissory note of Borrowers substantially in the form of Exhibit C, dated the date hereof, payable to Lender in a principal amount equal to the amount of the Revolving Credit Commitment as originally in effect and otherwise duly completed. The date and amount of each Revolving Credit Advance made by Lender and each payment of principal with respect thereto shall be recorded on the books and records of Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan shall be immediately due and payable on the Commitment Termination Date.

     (e) The Borrowers shall furnish to Lender a Borrowing Base Certificate substantially in the form of Exhibit B, completed and signed by the Chief Executive Officer or Chief Financial Officer of the Borrowers, which sets forth a calculation of the Borrowing Base at the times and for the periods set forth in Annex E. The Borrowers agree that in making any Revolving Credit Advance hereunder Lender shall be entitled to rely upon the most recent Borrowing Base Certificate delivered to Lender. The Borrowers further agree that, if Borrowers shall have failed to deliver a Borrowing Base Certificate to Lender within the specified period, Lender shall be under no obligation to make any further Revolving Credit Advances until such time as such Borrowing Base Certificate is delivered to Lender.

     1.2  Term Loan.

     (a) Upon and subject to the terms and conditions hereof, the Lender agrees to make available to Borrowers in a single funding, on the Closing Date, the Term Loan in a maximum principal amount equal to the Lender's Term Loan Commitment as follows: (i) on the Closing Date, in a single funding, a portion of the Term Loan in a principal amount equal to $1,000,000 (the "Tranche A Term Loan"); and (ii) at any time prior to

November 30, 1994 upon three Business Days' prior written notice from Borrowers to Lender, on the date of consummation of the AMSC Acquisition, in a single funding, a portion of the Term Loan in a principal amount equal to $1,000,000 (the "Tranche B Term Loan"). In the event that the Tranche B Term Loan is not funded on or prior to November 30, 1994, a portion of the Term Loan Commitment in an amount equal to $1,000,000 shall terminate. The Term Loan shall be evidenced by a single promissory note of Borrowers substantially in the form of Exhibit D, dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Term Loan Commitment as originally in effect and otherwise duly completed.

     (b) Subject to the terms and conditions of this Agreement, on any date of funding of the Tranche A Term Loan or the Tranche B Term Loan, Lender shall cause to be wired to the Disbursement Account, the proceeds of such Term Loan.

     (c) The aggregate principal amount of the Tranche A Term Loan and the Tranche B Term Loan shall be payable in quarterly installments until paid in full as follows:

                   Tranche A       Tranche B
Payment Date       Term  Loan      Term Loan
- - ---------------  --------------  --------------

January 1, 1995   $   83,333.33   $   83,333.33
April 1, 1995         83,333.33       83,333.33
July 1, 1995          83,333.33       83,333.33
October 1, 1995       83,333.33       83,333.33
January 1, 1996       83,333.33       83,333.33
April 1, 1996         83,333.33       83,333.33
July 1, 1996          83,333.33       83,333.33
October 1, 1996       83,333.33       83,333.33
January 1, 1997       83,333.33       83,333.33
April 1, 1997         83,333.33       83,333.33
July 1, 1997          83,333.33       83,333.33
October 1, 1997       83,333.37       83,333.37
                  -------------   -------------

Total             $1,000,000.00   $1,000,000.00

Notwithstanding anything to the contrary contained herein or in the Term Note, the entire unpaid balance of the Term Loan shall be immediately due and payable on the Commitment Termination Date.

     (d) Amounts repaid or prepaid in respect of the Term Loan may not be reborrowed. The Term Loan shall be subject to mandatory prepayment as set forth in Section 1.3(c) and may be voluntarily prepaid as set forth in Section 1.3(d).

     1.3  Repayment; Termination of Commitment.

     (a) Borrowers hereby jointly and severally promise to pay to Lender the entire outstanding principal amount of the Revolving Credit Loan and the Term Loan, and the Revolving Credit Loan and the Term Loan shall mature, on the Commitment Termination Date.

     (b) In the event that the outstanding balance of the Revolving Credit Loan shall at any time exceed the Borrowing Availability, (i) Borrowers shall immediately repay the Revolving Credit Loan in the amount of such excess; and
(ii) the excess balance shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits thereof and of the Loan Documents and shall be evidenced by the Revolving Credit Note.

     (c) Borrowers shall have the right at any time, upon ten (10) days prior written notice to Lender, to voluntarily terminate the Revolving Credit Commitment (in whole but not in part). Upon such termination, Borrowers' right to receive Revolving Credit Advances shall simultaneously terminate and Borrowers' obligation to pay the Non-Use Fee shall terminate, and notwithstanding anything to the contrary contained herein or in any Loan Document, the entire outstanding balance of the Revolving Credit Loan and the Term Loan shall be immediately due and payable. On the date of such termination, Borrowers shall pay to Lender in immediately available funds all of the Obligations, including the Termination Fee, and any accrued and unpaid interest thereon. If the Tranche B Term Loan is made available by Lender to Borrower and the AMSC Acquisition is not consummated within three (3) Business Days of funding thereof, Borrower shall on the fourth Business Day after funding thereof repay the entire principal amount of the Tranche B Term Loan, together with any accrued and unpaid interest thereon.

     (d) Borrowers shall have the right at any time, upon thirty (30) days prior written notice to Lender, to voluntarily prepay all or a portion of the Term Loan, without premium or penalty. Any such payments of less than all of the outstanding balance of the Term Loan shall be applied to the remaining installments of the Term Loan in the inverse order of their maturity.


     1.4  Use of Proceeds.

     (a) Borrowers shall use the proceeds of the Revolving Credit Loan for (i) the refinancing of certain outstanding Indebtedness as provided in Section 2.1,
(ii) the payment of costs and expenses of the financing transactions contemplated by this Agreement that are payable by Borrowers, and (iii) for working capital, other corporate purposes and acquisitions (other than the AMSC Acquisition) permitted by the terms of this Agreement and the other Loan Documents.

     (b) Borrowers shall use the proceeds of the Term Loan as follows: (i) the Tranche B Term Loan shall be used only for the financing of the AMSC Acquisition, and (ii) the Tranche A Term Loan shall be used only for working capital and other corporate purposes permitted by the terms of this Agreement and the other Loan Documents.

     1.5  Interest.

     (a) Borrowers shall pay interest on the Term Loan and the Revolving Credit Loan to Lender, (i) in arrears for the preceding calendar month, on the first day of each calendar month commencing on November 1, 1994, (ii) on the Commitment Termination Date, and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand. If any interest or other payment under this Agreement becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     (b) Borrowers shall be obligated to pay interest to Lender: (i) on the outstanding balance of the Revolving Credit Loan, at a floating rate equal to the Revolving Credit Rate; and (ii) on the outstanding balance of the Term Loan, at a floating rate equal to the Term Rate. All computations of interest shall be made by Lender and on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

     (c) Upon notice from Lender to Borrowers after the occurrence of any Default, the interest rate applicable to the Obligations (including, without limitation, the Revolving Credit Loan and the Term Loan) shall, from the date of the occurrence of such Default and so long as such Default continues, be the Default Rate, provided, that upon the occurrence of an Event of Default specified in Sections 8.1(f), (g), or (h), the interest rate applicable to all of the Obligations shall be increased automatically to the Default Rate without the necessity of any action on the part of Lender.

     (d) Notwithstanding anything to the contrary set forth in this Section 1.5, if, at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender from the making of the Revolving Credit Loan and the Term Loan hereunder is equal to the total interest which Lender would have received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest provided in Sections 1.5 (a) through (c), unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this Section 1.5(d) shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 1.5(d), shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any lawful interest due and not yet paid hereunder, then to the outstanding principal of the Obligations, then to Fees and any other unpaid

Obligations, and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

     1.6 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by Borrowers to Lender and on other information available to Lender, Lender shall determine which Accounts shall be deemed to be Eligible Accounts and Eligible Audit Service Accounts for purposes of determining the amounts, if any, to be advanced to Borrowers under the Revolving Credit Loan.

     1.7 Fees. As compensation for Lender's costs, skills, services and efforts incurred and expended in making the Revolving Credit Loan and the Term Loan available to Borrowers, Borrowers agree to pay to Lender the fees and charges set forth in Annex D.

     1.8 Cash Management System. On or prior to the Closing Date, Borrowers will establish and maintain until the Termination Date, the cash management system described in Annex B.

     1.9 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in Dollars in immediately available funds to the Collection Account. For purposes of computing interest and Fees and determining the Borrowing Availability: (a) all payments (including cash sweeps) consisting of cash, wire, or electronic transfers in immediately available funds shall be deemed received by Lender upon deposit in the Collection Account and notice to Lender of such deposit; and (b) all payments consisting of checks, drafts, or similar non-cash items shall be deemed received upon receipt of good funds following deposit in the Collection Account (together with notice to Lender of such deposit).

     1.10 Application and Allocation of Payments. Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrowers, and Borrowers irrevocably agree that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrowers and in repayment of the Revolving Credit Loan and the Term Loan as Lender may deem advisable. In the absence of a specific determination by Lender with respect thereto, the same shall be applied in the following order: (a) then due and payable Fees and expenses; (b) then due and payable interest payments; (c) then due and payable Obligations other than Fees, expenses and interest and principal payments; (d) then due and payable principal payments on the Term Loan; and (e) then due and payable principal payments on the Revolving Credit Loan. Lender is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of Borrowers for payment of all Fees, expenses, charges, costs, principal, interest, or other Obligations then due and payable by Borrowers under this Agreement or any of the Loan Documents, even if the making of such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, in which case the terms of
Section 1.3(b) shall apply.

     1.11 Accounting. Lender will provide a monthly accounting of transactions under the Revolving Credit Loan to Borrowers. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein, unless Borrowers, within thirty (30) days after the date any such accounting is rendered, shall notify Lender in writing of any objection which Borrowers may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items (the "disputed items") expressly objected to in such notice shall be deemed to be disputed by Borrowers. Lender's determination, based upon the facts available, of any disputed item shall (absent manifest error) be final, binding and conclusive on Borrowers.

     1.12  Indemnity.

     (a) Borrowers shall indemnify and hold Lender and its Affiliates, officers, directors, employees, attorneys and agents (each, an "Indemnified Person"), harmless from and against any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a "Claim") which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended under this Agreement or any other Loan Document or otherwise arising in connection with the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs and regardless of whether the Indemnified Person is a party to such Claim; provided, that Borrowers shall not be liable for any indemnification to such Indemnified Person with respect to any portion of any such Claim which results solely from such Indemnified Person's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. NEITHER LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY.

In any suit proceeding or action brought by Lender relating to any Account, Chattel Paper, Contract, General Intangible, Inventory, Instrument, Equipment or Document for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible, Instrument or Document, Borrowers shall save, indemnify and keep Lender harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from any Borrower, all such obligations of Borrowers shall be and remain enforceable against, and only against, Borrowers and shall not be enforceable against Lender.

     (b) Borrowers hereby acknowledge and agree that Lender (as of the date hereof) (i) is not now nor has ever been in control of any of the Subject Property or the affairs of any Loan Party, and (ii) does not have the capacity through the provisions of the Loan Documents to influence the conduct of any Loan Party with respect to the ownership, operation or management of any of the Subject Property.

     1.13 Access. Borrowers and Parent shall (and shall cause each of their Subsidiaries to): (a) provide access during normal business hours to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate, upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times), to the properties and facilities of the Loan Parties; (b) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts from all of the Loan Parties' records, files and books of account; and (c) permit Lender to conduct audits to inspect, review and evaluate the Collateral, and Borrowers and Parent agree to render to Lender at Borrowers' cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Borrowers shall, and shall cause each of their Subsidiaries to, make available to Lender and its respective counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents which Lender may request. Each Borrower and Parent shall deliver any document or instrument reasonably necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Loan Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Loan Party. Borrowers and Parent agree to make available to Lender upon its reasonable request information and records prepared by its independent certified public accountants and its banking and other financial institutions.

     1.14  Taxes.

     (a) Any and all payments by or on behalf of Borrowers hereunder or under the Revolving Credit Note, the Term Note, or any other Loan Document, shall be made, in accordance with this Section 1.14, free and clear of and without deduction for any and all present or future Taxes. If Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Revolving Credit Note, the Term Note or any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.14) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

     (b) In addition, Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

     (c) Borrowers shall indemnify and pay, within ten (10) days of demand therefor, Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 1.14) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

     (d) Within thirty (30) days after the date of any such payment of Taxes or Other Taxes, Borrowers shall furnish to Lender, the original or a certified copy of a receipt evidencing payment thereof.

     1.15 Joint and Several Liability. All Obligations of any or all of the Borrowers under this Agreement and the other Loan Documents shall be joint and several and constitute one general obligation and liability of each Borrower to the Lender. The Borrowers acknowledge that they will benefit directly and indirectly from the Revolving Credit Loan and the Term Loan and agree that their liability hereunder shall be absolute and unconditional regardless of any defense available to or discharge of any other Borrower.


2.  CONDITIONS PRECEDENT

     2.1 Conditions to the Term Loan and the Initial Revolving Credit Advance. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, none of Borrowers or Parent shall have any rights under this Agreement (but shall have all applicable obligations hereunder), and Lender shall not be obligated to make the Term Loan or any Revolving Credit Advances, or to take, fulfill, or perform any other action hereunder, until the following conditions have been fulfilled to the satisfaction of Lender:

     (a) This Agreement or counterparts thereof shall have been duly executed by Borrowers and Parent and delivered to Lender.

     (b) Lender shall have received such documents, instruments, certificates, opinions and agreements as Lender shall request in connection with the transactions contemplated by this Agreement, including all documents, instruments, agreements and other materials listed in the Schedule of Documents each in form and substance satisfactory to Lender.

     (c) Lender shall have received evidence satisfactory to Lender that all of the obligations of the Loan Parties under their financing agreements and instruments with Liberty Bank and Trust Company of Tulsa, N.A., and the Small Business Administration in each case, as in effect immediately prior to the Closing Date, will be performed and paid in full from the proceeds of the initial Revolving Credit Advance and that all Liens in favor of such lenders upon any of the Collateral or any other property or assets of any Loan Party shall have been terminated immediately upon such payment.

     (d) Evidence satisfactory to Lender that the Loan Parties have obtained consents and acknowledgments of all Persons whose consents and acknowledgments may be required, including all requisite Governmental Authorities, to the terms and to the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

     (e) Evidence satisfactory to Lender that the insurance policies provided for in Section 3.19 and Annex F are in full force and effect, together with appropriate evidence showing a loss payable and/or additional insured clauses or endorsements, as appropriate, in favor of Lender and in form and substance satisfactory to Lender.

     (f) All of the assets supporting the initial Revolving Credit Advance and the amount, if any, of the reserves to be established on the Closing Date shall be sufficient in value, on a pro forma basis after giving effect to the payment of all anticipated closing expenditures, whether or not then paid, as determined by Lender, and without any material deterioration of trade payables, to provide Borrowers with Excess Borrowing Availability under the Revolving Credit Loan of not less than $3,000,000.

     (g) Payment by Borrowers to Lender of all Fees, costs, and expenses of closing (including fees and expenses of consultants and counsel to Lender presented as of the Closing Date).

     (h) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in Lender's sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

     (i) Lender shall have received the Financials.

     (j) Lender shall be satisfied, in its reasonable judgment, with the corporate, capital, tax, legal and management structure of each Loan Party, and shall be satisfied, in its sole judgment exercised reasonably, with the nature and status of all contractual obligations, securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting any Loan Party.

     (k) All of the conditions precedent to closing under the Company Documents and the Equity Documents shall have been met to the satisfaction of Lender and all of such documents shall have been executed and delivered by the parties thereto and the closings thereunder shall be consummated simultaneously with the closing hereunder.

     2.2 Further Conditions to Each Loan. It shall be a further condition to the funding of the Tranche A Term Loan or the Tranche B Term Loan and the initial and each subsequent Revolving Credit Advance that the following statements shall be true on the date of each such funding, advance or incurrence, as the case may be:

     (a) Each Loan Party's representations and warranties contained herein or in any of the Loan Documents shall be true and correct on and as of the Closing Date and the date on which such Revolving Credit Advance or such Term Loan is made, as though made on or incurred on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date and except for changes therein permitted or contemplated by this Agreement.

     (b) No event shall have occurred and be continuing, or would result from the making of such Term Loan or such Revolving Credit Advance, as the case may be, which constitutes or would constitute a Default.

     (c) After giving effect to such Revolving Credit Advance, the aggregate principal amount of the Revolving Credit Loan shall not exceed the Borrowing Availability.

     (d) With respect to the Tranche B Term Loan, the AMSC Acquisition shall be consummated on the date of funding thereof and Lender shall have received such evidence of consummation of, and other information with respect to, the AMSC Acquisition as it may require.

The request and acceptance by Borrowers of the proceeds of any Term Loan or any Revolving Credit Advance, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Parent and Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a confirmation by Parent and Borrowers of the granting and continuance of Lender's Liens pursuant to the Collateral Documents.


3.  REPRESENTATIONS AND WARRANTIES

     To induce Lender to enter into this Agreement, Borrowers and Parent represent and warrant to Lender that:

     3.1 Corporate Existence; Compliance with Law. Each Loan Party: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and the failure to so qualify would not have a Material Adverse Effect; (b) has the requisite corporate and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (c) has all material licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (d) is in compliance with its articles or certificate of incorporation and by-laws; and (e) is in compliance in all material respects with all applicable provisions of law.

     3.2 Executive Offices; Collateral Locations; Corporate or Other Names. The current locations of each Loan Party's executive office, principal place of business, corporate offices, all warehouses and premises within which any Collateral is stored or located, and the locations of all of the Loan Parties' records concerning the Collateral are set forth in Schedule 3.2 and, except as set forth in Schedule 3.2, such locations have not changed during the preceding 12 months. During the prior five (5) years, except as set forth in Schedule 3.2, no Loan Party has been known as or used any corporate, fictitious or trade name.

     3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Loan Party of the Loan Documents and all other instru-ments and documents to be delivered by such Loan Party hereunder and thereunder to the extent it is a party thereto and the creation of all Liens provided for herein and therein: (a) are within such Loan Party's corporate power; (b) have been duly authorized by all necessary corporate and shareholder action; (c) are not in contravention of any provision of such Loan Party's articles or certificate of incorporation or by-laws or other organizational documents; (d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Loan Party is a party or by which any Loan Party or any of its property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of any Loan Party other than those in favor of Lender, all pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of each Loan Party which is a party thereto and each shall then constitute a legal, valid and binding obligation of such Loan Party to the extent it is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights and to equitable principles of general applicability.

     3.4 Financial Statements. Borrowers and Parent have delivered the Financials identified in Schedule 3.4, and each of such Financials complies with the description thereof contained in Schedule 3.4.

     3.5 Material Adverse Change. As of the date hereof, no Loan Party has any obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the audited December 31, 1993, consolidated balance sheet of Parent, which could have a Material Adverse Effect. Except as otherwise permitted hereunder or as set forth in Schedule 3.5, no Restricted Payment has been made since December 31, 1993, and no shares of Stock of Parent have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by Parent. Except as otherwise disclosed in paragraph 1 of Schedule 3.12, since December 31, 1993, no event has occurred or is continuing which would result in a Material Adverse Effect.

     3.6 Ownership of Property; Liens. Except as described in Schedule 3.6, the real estate listed in Schedule 3.6 constitutes all of the real property owned, leased, or used in its business by each Loan Party. Each Loan Party holds good and marketable title to all of its property and assets and valid leasehold interests in all of such Loan Party's Leases and none of the properties or assets of any Loan Party are subject to any Liens, except (x) Permitted Encumbrances and (y) from and after the Closing Date, the Lien in favor of Lender pursuant to the Collateral Documents. Each Loan Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Loan Party's right, title and interest in and to all such real estate and other assets or property. Except as described in Schedule 3.6, (a) no Loan Party or, to Borrowers' or Parent's knowledge, any other party to any Lease, is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease, and no event has occurred which, to Borrowers' or Parent's knowledge, with the giving of notice, the passage of time, or both, would constitute a default under any such Lease; (b) no Loan Party owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any property owned or leased by such Loan Party except as set forth in Schedule 3.6; and (c) no material portion of any real property owned or leased by any Loan Party has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition. All permits required to have been issued or appropriate to enable the real property owned or leased by any Loan Party to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect, except to the extent that the failure to have any such permit would not have a Material Adverse Effect.

     3.7 Restrictions; No Default. No Contract, lease, agreement, instrument or other document to which any Loan Party is a party or by which it or any of its properties or assets is bound or affected and no provision of any charter, corporate restriction, applicable law or governmental regulation has resulted in or will result in a Material Adverse Effect. No Loan Party is in default and, to Borrowers' or Parent's knowledge, no third party is in default, under or with respect to any Contract, lease, agreement, instrument or other document to which any Loan Party is a party, which default could result in a Material Adverse Effect. No Default has occurred and is continuing.

     3.8 Labor Matters. There are no strikes or other labor disputes against any Loan Party that are pending or, to Borrowers' or Parent's knowledge, threatened. Hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which would have a Material Adverse Effect. All material payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party. Except as set forth in Schedule 3.8, no Loan Party has any obligation under any collective bargaining agreement, management agreement, or any employment agreement, and a correct and complete copy of each agreement listed on Schedule 3.8 has been provided to Lender. There is no organizing activity involving any Loan Party pending or, to Borrowers' or Parent's knowledge, threatened by any labor union or group of employees. Except as set forth in Schedule 3.14, there are no representation proceedings pending or, to Borrowers' or Parent's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition, and, there are no complaints or charges against any Loan Party pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party of any individual.

     3.9 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 3.9, no Loan Party has any Subsidiaries, or is engaged in any joint venture or partnership with, or an Affiliate of, any other Person. The Stock of each Subsidiary owned by each of the stockholders thereof named in Schedule 3.9 constitutes all of the issued and outstanding Stock of such Loan Party. Except as set forth in Schedule 3.9, there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which any Loan Party may be required to issue, sell or purchase any Stock or other equity security. Schedule 3.9 lists all outstanding Stock of each Loan Party as of the Closing Date. Schedule 6.3 lists all Indebtedness of each Loan Party as of the Closing Date.

     3.10 Government Regulation. No Loan Party: (a) is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended; (b) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other federal or state statute that restricts or limits such Loan Party's ability to incur Indebtedness, pledge its assets, or to perform its obligations hereunder, or under any other Loan Document, and the making of the Term Loan and the Revolving Credit Advances, in each case by Lender, the application of the proceeds and repayment thereof by each Loan Party, and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

     3.11 Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Term Loan nor of any Revolving Credit Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Loan Party will take or permit to be taken any action which might cause any Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Board of Governors of the Federal Reserve Board.

     3.12 Taxes. Except as set forth in Schedule 3.12, all federal, state, local and foreign tax returns, reports and statements, including information returns required to be filed by each Loan Party, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Except as set forth in Schedule 3.12, each Loan Party has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by each Loan Party from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.12 sets forth those taxable years for which any of the tax returns of each Loan Party are currently being audited by the IRS or any other applicable Governmental Authority; and any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Except as described in Schedule 3.12, no Loan Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the property owned by any Loan Party is property which is required to treat as being owned by any other Person pursuant to the provisions of IRC
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). No Loan Party has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. No Loan Party has any obligation under any written tax sharing agreement except as described in Schedule 3.12.

     3.13 ERISA. Schedule 3.13 lists all Plans maintained or contributed to by any Loan Party and all Qualified Plans, unfunded Pension Plans, or Welfare Plans maintained or contributed to by any ERISA Affiliate. No Loan Party or any current or former ERISA Affiliate sponsors (or has sponsored), contributes to (or has contributed to), or is (or was) required to contribute to any Title IV Plan, any Plan subject to IRC Section 412 or ERISA Section 302, or any Retiree Welfare Plan. IRS determination letters regarding the qualified status under IRC Section 401 of each Qualified Plan have been received as of the dates listed in Schedule 3.13. Each of the Qualified Plans has been amended to comply with the Tax Reform Act of 1986 and to make other changes required under the IRC or ERISA, and if such required amendments are not subject to the determination letters described in the previous sentence, each Qualified Plan so amended will be submitted to the IRS for a determination letter as to the ongoing qualified status of the Plan under the IRC within the applicable IRC Section 401(b) remedial amendment period; and each such Plan shall be amended, including retroactive amendments, as required during such determination letter process to maintain the qualified status of such Plans. To the knowledge of Borrowers and Parent, the Qualified Plans as amended continue to qualify under Section 401 of the IRC, the trusts created thereunder continue to be exempt from tax under the provisions of IRC Section 501(a), and nothing has occurred which would cause the loss of such qualification or tax-exempt status. To the knowledge of Borrowers and Parent, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of all reports required under the IRC or ERISA which are true and correct as of the date filed, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan. No Loan Party has engaged in a prohibited transaction, as defined in IRC Section 4975 or Section 406 of ERISA, in connection with any Plan which would subject any such Person (after giving effect to any exemption) to a material tax on prohibited transactions imposed by IRC Section 4975 or any other material liability. Except as set forth in
Schedule 3.13: (i) there are no pending, or to the knowledge of Borrowers and Parent, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) any Loan Party or any ERISA Affiliate with respect to any Plan (ii) each Loan Party or other ERISA Affiliate has complied with the notice and continuation coverage requirements of IRC Section 4980B and the proposed or final regulations thereunder; and (iii) no liability under any Plan has been funded, nor has such obligation been satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

     3.14 No Litigation. Except as set forth in Schedule 3.14, no action, claim or proceeding is now pending or, to the knowledge of Borrowers and Parent, threatened against any Loan Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (a) which challenges any such Person's right, power, or competence to enter into or perform any of its obligations under the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which if determined adversely, could have or result in a Material Adverse Effect. To the knowledge of Borrowers and Parent, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

     3.15 Brokers. No broker or finder acting on behalf of any Loan Party brought about the obtaining, making or closing of the credit extended pursuant to this Agreement or the transactions contemplated by the Loan Documents and no Loan Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith .

     3.16 Intellectual Property. Except as otherwise set forth in Schedule 3.16, each Loan Party owns all Intellectual Property which is necessary to continue to conduct its business as heretofore conducted by it, except where the failure to own any such Intellectual Property right would not have or result in a Material Adverse Effect, now conducted by it and, to the Borrowers' and Parent's knowledge, proposed to be conducted by it, each of which is listed, together with United States Patent and Trademark Office application or registration numbers, where applicable, in Schedule 3.16. Each Loan Party conducts business without infringement or claim of infringement of any Intellectual Property right of others, except where such infringement or claim of infringement could not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.16, to Borrowers' and Parent's knowledge, there is no infringement or claim of infringement by others of any material Intellectual Property of any Loan Party, except where such infringement or claim of infringement could not have or result in a Material Adverse Effect.

     3.17 Full Disclosure. No information contained in this Agreement, the other Loan Documents, the Financials or any written statement furnished by or on behalf of any Loan Party or any Affiliate thereof pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. With respect to any business plan (including without limitation Parent's strategic plan) furnished by or on behalf of the Loan Parties to Lender relating to the financial condition, operations, business, properties or prospects of any Loan Party or any Subsidiary thereof: (a) all facts upon which such business plan is based are true and complete in all material respects and no material fact was omitted therefrom, (b) all material assumptions underlying such business plan are reasonable under the circumstances and are disclosed therein, and (c) the forecasts in such business plan are made with care and diligence and are reasonably based on those facts and assumptions. With respect to any such business plans made available to Lender after the Closing Date, the foregoing clauses (a) through (c) shall be true and correct in all respects as of the date of such business plan.

     3.18 Hazardous Materials. Except for routine operations in the ordinary course of business in compliance with applicable permits issued by a Governmental

Authority, the Subject Property is free of any Hazardous Material and no Loan Party has caused or suffered to occur any Release at, under, above or within any Subject Property. There are no existing or potential Environmental Liabilities and Costs of any Loan Party of which any Borrower or Parent, after due inquiry, have knowledge, which could have or result in a Material Adverse Effect. No Loan Party is involved in operations which could lead to the imposition of any material Environmental Liabilities and Costs on it, or any owner of any premises which it occupies, or any Lien securing the same under any Environmental Law.

     3.19 Insurance Policies. Schedule 3.19 lists all insurance of any nature maintained for current occurrences by each Loan Party, as well as a summary of the terms of such insurance. Such insurance complies with and shall at all times comply with the standards set forth in Annex F.

     3.20 Deposit and Disbursement Accounts. Schedule 3.20 lists all banks and other financial institutions at which each Loan Party maintains deposits and/or other accounts and/or post office lock boxes, including the Disbursement Account, the Concentration Account and the Lock Box Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.


4.  FINANCIAL STATEMENTS AND INFORMATION

     4.1 Reports and Notices. Borrowers and Parent covenant and agree that from and after the Closing Date and until the Termination Date, they shall deliver to Lender the Financials and notices at the times and in the manner set forth in Annex E. Concurrently with the delivery of such annual audited financial statements, Borrowers shall cause to be delivered to Lender a certificate of Borrowers' independent certified public accountants certifying that during the course of performing their audit of the Loan Parties they did not become aware of any Default under the Loan Documents or specifying each Default of which they became aware.

     4.2 Communication with Accountants. Borrowers and Parent (each for itself and each Subsidiary) authorize Lender to communicate directly with them and their Subsidiaries' independent certified public accountants and tax advisors and authorizes those accountants and advisors to disclose to Lender any and all work papers and financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the business, financial condition and other affairs of Parent, each Borrower and each Subsidiary thereof. So long as no Event of Default has occurred and is continuing, Lender shall promptly notify Parent in writing of any such communication; provided that Lender shall incur no liability for failure to give such notice. At or before the Closing Date and on each anniversary of the Closing Date, Borrowers and Parent shall, and shall cause each Subsidiary thereof to, deliver a letter (the "Accountant's Letter") addressed to and acknowledged by such accountants and tax advisors instructing them to make available to Lender such information and records as Lender may reasonably request and to otherwise comply with the provisions of this Section 4.

5.  AFFIRMATIVE COVENANTS

     Borrowers and Parent covenant and agree (each for itself and its Subsidiaries) that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Termination Date, Borrowers and Parent shall, and shall cause each Subsidiary thereof to, comply with the following affirmative covenants:

     5.1 Maintenance of Existence and Conduct of Business. Each Loan Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its Intellectual Property, and preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; (d) keep and maintain its Equipment and Fixtures in good operating condition (reasonable wear and tear excepted) sufficient for the continuation of such Person's business conducted on a basis consistent with past practices and shall provide or arrange for all maintenance and service and all repairs necessary for such purpose; and (e) transact business only under the names set forth in Schedule 3.2.

     5.2 Payment of Charges and Claims. Each Loan Party shall pay and discharge, or cause to be paid and discharged in accordance with the terms thereof, (A) all Charges imposed upon it or any other Loan Party or its or their income and profits, or any of its property (real, personal or mixed), and (B) all lawful claims for labor, materials, supplies and services or otherwise, which if unpaid might by law become a Lien on its property; provided, that such Loan Party shall not be required to pay any such Charge or claim which is being contested in good faith by proper legal actions or proceedings, so long as at the time of commencement of any such action or proceeding and during the pendency thereof (i) adequate reserves with respect thereto are established and are maintained in accordance with GAAP, (ii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence, (iii) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (iv) no Lien shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding unless the full amount of such Charge or claim is covered by insurance satisfactory in all respects to Lender, (v) such Loan Party shall promptly pay or discharge such contested Charges and all additional charges, interest penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party, and (vi) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof would result in a Material Adverse Effect.

     5.3 Books and Records. Each Loan Party shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its consolidated and consolidating financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials.

     5.4 Litigation. Each Loan Party shall notify Lender in writing, promptly upon learning thereof, of any litigation, Claim or other action commenced or threatened against any Loan Party, and of the institution against any Loan Party of any suit or administrative proceeding which (a) may involve an amount in excess of $250,000 individually or in the aggregate or (b) could have or result in a Material Adverse Effect if adversely determined.

     5.5  Insurance.

     (a) The Loan Parties shall, at their sole cost and expense, maintain or cause to be maintained, the policies of insurance in such amounts and as otherwise described in Annex F and with insurers recognized as adequate by Lender. The Loan Parties shall notify Lender promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline, except as specified otherwise in Annex F. Subject to Section 5.13, Borrowers and Parent hereby direct all present and future insurers under its "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Lender, other than proceeds relating to the loss or damage to property which secures Indebtedness permitted under clauses (c) of Section 6.3 which is required by the terms of such Indebtedness to be paid to the holder thereof ("excluded proceeds"). Borrowers and Parent irrevocably make, constitute and appoint Lender (and all officers, employees or agents designated by Lender) as their true and lawful agent and attorney in-fact for the purpose of, upon the occurrence and during the continuance of a Default, making, settling and adjusting claims under the "All Risk" policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance (other than excluded proceeds), and for making all determinations and decisions with respect to such "All Risk" policies of insurance. In the event any Loan Party at any time or times hereafter shall fail to obtain or maintain (or fail to cause to be obtained or maintained) any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Lender, without waiving or releasing any Obligations or Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable, on demand, by Borrowers to Lender and shall be additional Obligations hereunder secured by the Collateral, provided, that if and to the extent Borrowers fail to promptly pay any of such sums upon Lender's demand therefor, Lender is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of Borrowers for payment thereof.

     (b) Lender reserves the right at any time, upon review of Borrowers' risk profile, to reasonably require additional forms and limits of insurance to adequately protect Lender's interests. Each Loan Party shall, if so requested by Lender, deliver to Lender, as often as Lender may reasonably request, a report of a reputable insurance broker satisfactory to Lender with respect to its insurance policies.

     (c) Each Loan Party shall deliver to Lender endorsements to all of its (i) "All Risk" and business interruption insurance naming Lender as loss payee to the extent provided in Section 5.5(a), and (ii) general liability and other liability policies naming Lender as an additional insured.

     5.6 Compliance with Laws. Each Loan Party shall comply with all federal, state and local laws, permits and regulations applicable to it, including those relating to licensing, environmental, ERISA and labor matters, except to the extent any failure to so comply would not have a Material Adverse Effect.

     5.7 Agreements. Each Loan Party shall perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement, contract, instrument or other document to which it is a party, where the failure to so perform and enforce could have or result in a Material Adverse Effect. Each Loan Party shall perform and comply with all obligations in respect of Accounts, Chattel Paper, Instruments, Contracts, Licenses, and Documents and all other agreements constituting or giving rise to Collateral. No Borrower shall, without Lender's prior written consent, with respect to any of the Accounts (a) grant any extension of the time of payment of any thereof; (b) compromise or settle the same for less than the full amount thereof; (c) release, in whole or in part, any Person liable for the payment thereof; or (d) allow any credit or discount whatsoever thereon other than trade discounts granted in the ordinary course of business of such Borrower, provided, that Borrowers may, without Lender's prior written consent, release, in whole or in part, compromise, settle, or allow credits or discounts with respect to the payment of any of the Accounts, each in an amount not to exceed (i) $50,000 in the aggregate in any calendar month, and (ii) $150,000 in the aggregate in any twelve month period, so long as such compromise, settlement, credit or discount is reported on the next Borrowing Base Certificate submitted by Borrowers.

     5.8 Supplemental Disclosure. On the request of Lender (in the event that such information is not otherwise delivered by Borrowers or Parent to Lender pursuant to this Agreement), Borrowers and Parent will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Loan Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, that such supplement to such Schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Lender, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by Lender of any Default disclosed therein. Each Loan Party shall, if so requested by Lender, furnish to Lender as often as it reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail, and, each, Loan Party shall advise Lender promptly, in reasonable detail, of (a) any Lien, other than as permitted pursuant to Section 6.7, attaching to or asserted against any of the Collateral, (b) any material change in the composition of the Collateral, and (c) the occurrence of any other event which would have a Material Adverse Effect upon the Collateral and/or Lender's Lien thereon.

     5.9 Environmental Matters. Each Loan Party shall (a) comply with all Environmental Laws and permits applicable to it where the failure to so comply could have or result in a Material Adverse Effect, (b) notify Lender promptly after such Loan Party becomes aware of any Release upon any Subject Property which could have or result in a Material Adverse Effect, and (c) promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report received by any Loan Party in connection with any such Release or any other material matter relating to the Environmental Laws that may affect any Subject Property or any Loan Party. The provisions of this Section
5.9 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

     5.10 Subsidiaries. Each Loan Party shall take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly-owned Subsidiary, except as otherwise permitted under clause (ii) of the first sentence of Section 6.1 and any limited liability company Subsidiary organized pursuant to the Company Documents. No Loan Party will permit any of its Subsidiaries to enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends or other Restricted Payments, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of any property or assets. Upon Lender's request (exercised in its sole discretion), Parent shall cause its Subsidiaries or any of them to (i) guarantee the Obligations by executing and delivering a Subsidiary Guaranty and/or (ii) pledge all of its assets to secure the Obligations by executing and delivering a Subsidiary Security Agreement.

     5.11 Application of Proceeds. Borrowers shall use the proceeds of the Revolving Credit Loan and the Term Loan as provided in Section 1.4.

     5.12 Fiscal Year. Each Loan Party shall maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

     5.13 AMSC Acquisition. Parent shall provide to Lender copies of all documentation relating to the AMSC Acquisition which documentation shall be satisfactory in all respects to Lender. The notes (the "Acquisition Notes") proposed to be made by Parent in favor of the sellers as partial consideration for the purchase price of the AMSC Acquisition shall (i) be satisfactory in all respects to Lender, (ii) be subject to acceleration, redemption, mandatory prepayment or purchase only upon the bankruptcy of the Parent or upon a payment default, (iii) be in an original aggregate principal amount of not more than $2,000,000, and (iv) provide that no scheduled payments of principal or interest are payable thereunder prior to a date which is no less than 36 months from the date of issuance. The Acquisition Notes shall be secured only by the stock of AMSC owned by Parent.


6.  NEGATIVE COVENANTS

     Borrowers and Parent covenant and agree (for itself and each Subsidiary) that, without Lender's prior written consent, from and after the date hereof and until the Termination Date, Borrowers and Parent shall, and shall cause each Subsidiary thereof to, comply with the following negative covenants:

     6.1 Mergers, Subsidiaries, Etc. No Loan Party shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person, except (i) the merger or consolidation of a Wholly-owned Subsidiary (other than a Borrower) with another Subsidiary of Parent (other than a Borrower), so long as the Subsidiary surviving such merger or consolidation is a Wholly-owned Subsidiary; and (ii) the acquisition of the assets or stock of any Person; provided that for any acquisition of the stock of another Person (such Person and any Subsidiaries thereof being "Acquired Subsidiaries"), such Acquired Subsidiaries are, after giving effect to such acquisition, Wholly-owned Subsidiaries; provided, further, that an Acquired Subsidiary shall be permitted to be a non-Wholly-owned Subsidiary if (1) such Acquired Subsidiary is a Subsidiary of another such Acquired Subsidiary at the time of acquisition, (2) the fair market value of such Acquired Subsidiary's assets is less than ten percent of the aggregate purchase price for all Acquired Subsidiaries then being acquired, and (3) no less than 80% of the voting Stock of such Acquired Subsidiary is held directly or indirectly by Parent. Prior to forming, acquiring or otherwise holding any Subsidiary after the date hereof, each Loan Party shall (a) provide not less than thirty (30) days prior written notice to Lender, (b) take all actions requested by Lender to protect and preserve the Collateral, and (c) except for any Subsidiary formed or acquired in connection with, or as a result of, a Permitted Acquisition, obtain Lender's prior written consent.

     6.2 Investments. No Loan Party shall, directly or indirectly, make or maintain any Investment except: (a) as otherwise permitted by Section 6.3 or 6.4; (b) Investments outstanding on the date hereof and listed in Schedule 6.2;
(c) trade credit for the purchase of inventory or goods sold to any Person (other than a Subsidiary or Affiliate of such Loan Party) in the ordinary course of business on terms not exceeding 120 days; (d) Investments in Cash Equivalents at any time during which no Revolving Credit Advances are outstanding which are subject to a first priority perfected Lien of Lender; and (e) Permitted Acquisitions.

     6.3 Indebtedness. No Loan Party shall create, incur, assume or permit to exist any Indebtedness, except: (a) the Obligations; (b) Deferred Taxes; (c) Capital Lease Obligations and Indebtedness secured by purchase money Liens on Equipment permitted under clause (c) of Section 6.7 in a maximum aggregate amount outstanding not to exceed $500,000 outstanding at any time; (d) Indebtedness existing on the Closing Date and set forth in Schedule 6.3 and (e) Indebtedness assumed in connection with Permitted Acquisitions, including Indebtedness of any Acquired Subsidiary, in a maximum aggregate principal amount outstanding not to exceed $500,000 outstanding at any time.

     6.4 Affiliate Transactions. Except as otherwise expressly permitted hereunder, no Loan Party shall enter into any lending, borrowing or other commercial transaction with any of its Subsidiaries or Affiliates, including payment of any management, consulting, advisory or similar fee provided that such Loan Parties may make:

(i) intercompany advances by any Loan Party to another Loan Party not in excess of $100,000 in the aggregate for all Loan Parties in any Fiscal Year; (ii) an advance by Borrowers to Parent in an amount equal to $1,000,000 from proceeds of the Tranche B Loan to be used by Parent in payment of the cash portion of the purchase price for the AMSC Acquisition; and (iii) redemption of the Parent's common stock from Philip Kurtz in repayment of the loan referred to on Schedule
6.4. Set forth in Schedule 6.4 is a list of all such lending, borrowing or other commercial transactions existing or outstanding as of the Closing Date.

     6.5 Capital Structure and Business. No Loan Party (including any Acquired Subsidiary) shall: (a) make any changes in its business objectives, purposes, or operations which could in any way adversely affect the repayment of the Obligations or have or result in a Material Adverse Effect; (b) amend its certificate of incorporation, charter, by-laws or other organizational documents; or (c) engage in any business other than the business currently engaged in by such Loan Party and related businesses.

     6.6 Guaranteed Indebtedness. No Loan Party shall incur any Guaranteed Indebtedness except: (a) by endorsement of instruments or items of payment for deposit to the general account of such Loan Party; (b) for Guaranteed Indebtedness incurred for the benefit of such Loan Party if the primary obligation is permitted by this Agreement for such Loan Party to incur (and such Guaranteed Indebtedness shall be treated as a primary obligation for all purposes hereof); and (c) for performance bonds or indemnities entered into in the ordinary course of business consistent with past practices.

     6.7 Liens. No Loan Party shall create or permit to exist any Lien on any of its properties or assets except for: (a) presently existing or hereafter created Liens in favor of Lender to secure the Obligations; (b) Permitted Encumbrances; and (c) purchase money Liens or purchase money security interests upon or in Equipment acquired by such Loan Party in the ordinary course of business to secure the purchase price of such Equipment or to secure Capital Lease Obligations or Indebtedness permitted under clause (c) of Section 6.3 incurred solely for the purpose of financing the acquisition of such Equipment; provided that no Loan Party shall create or permit any Lien to exist on any of the Collateral (other than Liens described in clauses (a) and (b) above).

     6.8 Sale of Assets. No Loan Party shall sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, including any Collateral; provided, that the foregoing shall not prohibit (a) the sale of Inventory in the ordinary course of business; and (b) the sale or disposition of any assets which have become obsolete or surplus to the business of such Loan Party in any Fiscal Year having a fair market value of not greater than $35,000 in the aggregate for all of the Loan Parties.

     6.9 ERISA. No Loan Party or any ERISA Affiliate shall acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(E)(iii) of ERISA in the case of any Pension Plan other than a Multiemployer Plan and in Section 4211 of ERISA in the case of a Multiemployer Plan. Additionally, no Borrower or any ERISA Affiliate shall: (a) permit or suffer any condition set forth in Section 3.13 to cease to be met and satisfied at any time, other than permitting an ERISA Affiliate acquired after the Closing Date to sponsor a Title IV Plan, a Plan subject to IRC Section 412 or ERISA Section 302, or a Retiree Welfare Plan.; (b) terminate any Title IV Plan where such termination could reasonably be anticipated to result in liability to such Borrower; (c) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; (d) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent;
(e) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; (f) fail to provide Lender with copies of any Plan documents or governmental reports or filings, if reasonably requested by Lender; (g) fail to make any contribution or pay any amount due as required by IRC Section 412 or Section 302 of ERISA; (h) allow any ERISA Event or event described in Section 4062(e) of ERISA to occur with respect to any Title IV Plan; (i) with respect to all Retiree Welfare Plans, allow the present value of future anticipated expenses to exceed $50,000 or fail to provide copies of such projections to Lender.

     6.10 Financial Covenants. No Loan Party shall breach or fail to comply with any of the financial covenants set forth in Annex G, each of which shall be calculated in accordance with GAAP consistently applied (and based upon the financial statements delivered hereunder).

     6.11 Hazardous Materials. Except as set forth in Schedule 3.18, no Loan Party shall, or permit any of its Subsidiaries or any other Person within its control: (a) to cause or permit a Release of Hazardous Material on, under, in or about any Subject Property which could have or result in a Material Adverse Effect; (b) to use, store, generate, treat or dispose of Hazardous Materials, except in compliance in all material respects with the Environmental Laws; or
(c) to transport any Hazardous Materials to or from any Subject Property, except in compliance in all material respects with the Environmental Laws.

     6.12 Sale-Leasebacks. No Loan Party shall engage in any sale-leaseback or similar transaction involving any of its property or assets.

     6.13 Cancellation of Indebtedness. No Loan Party shall cancel any claim or Indebtedness owing to it, except for adequate consideration and in the ordinary course of its business.

     6.14 Restricted Payments. No Loan Party shall make any Restricted Payment to any Person other than to a Parent, except Restricted Payments permitted under
Section 6.4.

     6.15 Bank Accounts. No Loan Party shall maintain any deposit, operating or other bank accounts except for those accounts identified in Schedule 3.20 without the prior written consent of Lender which shall not be unreasonably withheld so long as the maintenance of such account does not in Lender's reasonable judgment negatively affect the cash management system described in Annex B or the preservation of the Collateral and the requirements of Annex B with respect to such account are satisfied.

     6.16 No Speculative Investments. No Loan Party shall engage in any speculative investment or any investment involving commodity options or futures contracts.

     6.17 Margin Regulations. No Loan Party shall use the proceeds of any Revolving Credit Advance to purchase or carry any Margin Stock or any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     6.18 Limitation on Negative Pledge Clauses. No Loan Party shall directly or indirectly, enter into any agreement with any Person, other than the agreements with Lender pursuant to a Loan Document which prohibits or limits the ability of a Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.


7.  TERM

     7.1 Duration. The financing arrangement contemplated hereby shall be in effect until the Commitment Termination Date. On the Commitment Termination Date, the Revolving Credit Commitment and the Term Loan Commitment shall terminate and the Revolving Credit Loan, the Term Loan and all other Obligations shall immediately become due and payable in full, in cash.

     7.2 Survival of Obligations. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the Obligations, duties, indemnities, and liabilities of any Loan Party, or the rights of Lender relating to any Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Loan Party, and all rights of Lender, all as contained in the Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full in accordance with the terms of the agreements creating such Obligations.


8.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

     (a) Any Loan Party shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including any payment of principal of, or interest on, the Revolving Credit Loan or the Term Loan.

     (b) Any Loan Party shall fail or neglect to perform, keep or observe any of the provisions of Section 1.8, Section 4.1, or Section 6, including any of the provisions set forth in Annex B, Annex F, or Annex G.

     (c) Any Loan Party shall fail or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above) or of any of the other Loan Documents, and the same shall remain unremedied for a period ending on the first to occur of thirty (30) days after Borrowers shall receive written notice of any such failure from Lender or thirty (30) days after any Loan Party shall become aware thereof.

     (d) A default shall occur under any other agreement, document or instrument to which any Loan Party is a party or by which any Loan Party or its property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of such Loan Party in an aggregate amount exceeding $100,000, except for payments lawfully withheld by such Loan Party as a setoff in connection with a good faith dispute between such Loan Party and the holder of such Indebtedness, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof in an aggregate amount exceeding $100,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

     (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, any report, financial statement or certificate made or delivered to Lender by any Loan Party shall be untrue or incorrect in any material respect as of the date when made or deemed made (including those made or deemed made pursuant to Section 2.2).

     (f) Any of the assets of any Loan Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Loan Party and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Person other than a Loan Party shall apply for the appointment of a receiver, trustee or custodian for any Loan Party's assets and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Loan Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

     (g) A case or proceeding shall have been commenced against any Loan Party in a court having competent jurisdiction seeking a decree or order (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Loan Party or of any substantial part of its properties, or (iii) ordering the winding up or liquidation of the affairs of any Loan Party and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

     (h) Any Loan Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Loan Party or of any substantial part of any Loan Party's properties, (iii) shall fail generally to pay its debts as such debts become due, or (iv) shall take any corporate action in furtherance of any such action.

     (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $50,000 in the aggregate shall be rendered against any Loan Party, unless the same shall be (i) fully covered by insurance in accordance with Section 5.5, or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment.

     (j) There shall occur any Material Adverse Effect which shall not have been cured (or waived by Lender) within thirty (30) days of notice thereof from Lender to Borrowers.

     (k) Any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms or any Loan Party or other party thereto shall so state in writing; or any Lien created under any Collateral Document shall cease to be a valid and perfected Lien having the first priority in any of the Collateral purported to be covered thereby.

     (l) There shall occur a Change of Control.

     (m) An event or condition specified in Section 6.9 hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, a Borrower, any Subsidiary thereof or any ERISA Affiliate shall incur or in the opinion of Lender shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) in excess of $50,000 in the aggregate.

     8.2 Remedies. If any Event of Default shall have occurred and be continuing, the rate of interest applicable to the Revolving Credit Loan and the Term Loan may, at Lender's sole discretion, be increased, effective as of the date of the occurrence of the Default giving rise to such Event of Default, to the Default Rate as provided in Section 1.5(c). If any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (a) terminate the Revolving Credit Commitment, whereupon Lender's obligation to make further Revolving Credit Advances shall terminate; (b) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or
(c) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section
8.1 (f), (g) or (h) the rate of interest applicable to all Obligations shall be increased automatically to the Default Rate as provided in Section 1.5(c), and the Revolving Credit Commitment shall immediately terminate and the Obligations shall become immediately due and payable, in each case, without declaration, notice or demand by Lender to any Person.

     8.3 Waivers. Except as otherwise provided for in this Agreement and applicable law, to the full extent permitted by applicable law, Borrowers waive
(a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrowers may in any way be liable, and Borrowers hereby ratify and confirm whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to Lender to exercise any of its remedies, and (c) the benefit of any right of redemption and all valuation, appraisal and exemption laws. Borrowers and Parent acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents.


9.  SUCCESSORS AND ASSIGNS

     9.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrowers, Parent, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. None of Borrowers or Parent may assign, delegate, transfer, hypothecate or otherwise convey their rights, benefits, obligations or duties hereunder or under any of the Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower or Parent without such prior express written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrowers and Parent, on the one hand, and Lender, on the other hand, with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.


     9.2 Assignments and Participations. Lender may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein, in the Revolving Credit Loan, the Term Loan, or in any of its rights or security hereunder and under the other Loan Documents or any part thereof, including, without limitation, any instruments securing the Borrowers' obligations hereunder. Borrowers shall assist Lender in selling assignments or participations under this Section 9.2 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation and delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings with, potential assignees or participants.


10.  MISCELLANEOUS

     10.1 Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect

                                    ANNEX A
                                       to
                                CREDIT AGREEMENT

                          Dated as of October 15, 1994

                       DEFINITIONS; RULES OF CONSTRUCTION

        1. Definitions. In addition to the defined terms appearing in this Agreement and other Loan Documents, capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement and the other Loan Documents) the following respective meanings:

          "Account Debtor" shall mean any Person who may become obligated to a Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles.

          "Accounts" shall mean, with respect to any Person, all "accounts," as such term is defined in the Code, now owned or hereafter acquired by such Person and, in any event, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to such Person, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code); (b) all of such Person's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services; (c) all of such Person's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person) now or hereafter in existence, including, without limitation, the right to receive the proceeds of said purchase orders and contracts; and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

             "Acquired Subsidiary" shall have the meaning assigned to it in
Section 6.1.

          "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or
(c) each of such Person's officers, directors, joint ventures and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Credit Agreement to which this Annex A is attached and of which it forms a part, including all Annexes, Schedules, and Exhibits attached or otherwise identified thereto, all restatements, modifications and supplements hereof or hereto, and any appendices, attachments, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative; provided, that any reference to the Schedules to this Agreement shall be deemed a reference to the Schedules as in effect as of the Closing Date, unless otherwise provided in a written amendment thereto.

             "AMSC" shall mean Automated Medical Systems Consultants, Inc., a Florida corporation.

          "AMSC Acquisition" shall mean the acquisition by Parent of all of the capital stock of AMSC from its shareholders as contemplated by the letter of intent dated August 24, 1994, as amended by the letter dated September 27, 1994, among Parent, Wendy R. Lewis and Randall Ray and which is intended to be effected pursuant to an Agreement and Plan of Reorganization to be entered into among AMSC, Wendy R. Lewis, Randall Ray, Parent and C.I.S. Merger Co., a Delaware corporation, and other documentation satisfactory to Lender.

          "Audit Services" shall mean the audit services provided by HBA to Persons in or related to the medical care industry, including, but not limited to, charge recovery and verification services, services in connection with HBA's Defense Audit Program, Concurrent Audit Programs, and supplemental audit support services.

             "Borrowers" has the meaning assigned to it in the preamble to this Agreement.

          "Borrowing Availability" shall mean, at any time, the lesser at such time of (a) the Revolving Credit Commitment and (b) the Borrowing Base.

             "Borrowing Base" shall mean, at any time, an amount determined by Lender to be equal to the sum at such time of:

             (a) up to ________ (__%) [redacted] of Eligible Accounts (other than Eligible Charge Recovery Accounts) of Borrowers; and

             (b) up to the lesser of (i) _________ (__%) [redacted] of Eligible Charge Recovery Accounts of HBA and (ii) $1,500,000;

minus, the amount of any reserves as Lender may deem necessary or appropriate from time to time in its reasonable discretion.

             "Borrowing Base Certificate" shall mean a certificate duly completed in the form attached hereto as Exhibit B.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York City.

          "Capital Expenditures" shall mean, as of any date, all payments or accruals (including Capital Lease Obligations) for any asset or improvements or for replacements, substitutions or additions thereto, that are required to be capitalized under GAAP.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          "Cash Equivalents" shall mean: (a) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed or insured by the government of the United States of America or any agency thereof and backed by the full faith and credit of the United States of America; (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits and bankers' acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000, having maturities of one year or less from the date of acquisition; and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corp. or at least P-1 by Moody's Investors Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, in each case with maturities of not less than sixty (60) days from the date acquired.

          "Change of Control" shall mean (i) the replacement of a majority of the Board of Directors of Parent, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, which replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Parent then still in office who were either members of the Board of Directors at the beginning of such period or whose appointment as a member of the Board of Directors was previously so approved; (ii) as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, a Person or entity or group of Persons acting in concert as a partnership, joint venture, alliance or other group shall have become the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Closing Date) of securities of Parent representing 30% or more of the combined voting power of the then outstanding securities of ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors thereof; or (iii) all of the shares of capital stock of each Borrower are not owned directly by Parent.

          "Charge Recovery Account" shall mean any Account that arises from the provision by HBA of Charge Recovery Audit Services and as to which Account the Account Debtor has not yet received a remittance notice from the third party payor or insurer.

          "Charges" shall mean, for any Loan Party, all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, assessments, charges or Liens upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of such Loan Party, (d) the ownership or use by such Loan Party of any of its assets, or (e) any other aspect of such Loan Party's business.

          "Chattel Paper" shall mean all "chattel paper," as such term is defined in the Code, now owned or hereafter acquired and wherever located.

          "CIS, Inc." has the meaning assigned to it in the first paragraph of this Agreement.

          "Claim" shall have the meaning assigned to it in Section 1.12.

          "Closing Date" shall mean the Business Day on which the conditions precedent set forth in Section 2 have been satisfied, in Lender's sole discretion, or waived in writing by Lender, and the initial Revolving Credit Advance and the Term Loan have been made.

          "Closing Fee" shall have the meaning assigned to it in Annex D.

          "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or the remedies with respect to, Lender's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

          "Collateral" shall mean the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Lender to secure the Obligations.

          "Collateral Documents" shall mean the Security Agreement, any Subsidiary Security Agreement, the Concentration Account Agreement, the Lock Box Account Agreements and the Disbursement Account Agreement and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations.

          "Collection Account" shall mean that certain account of Lender, account number 502-328-54 in the name of GECC/CAF Depository at Bankers Trust Company, 1 Bankers

Trust Plaza, New York, New York 10006, ABA number 021-001-033, or such other account as may be designated by Lender.

          "Commitment Termination Date" shall mean the earliest of (a) October 31, 1997, (b) the date of termination of the Revolving Credit Commitment pursuant to Section 8.2, and (c) the date of termination of the Revolving Credit Commitment in accordance with the provisions of Section 1.3(c).

          "Company Documents" shall mean the Limited Liability Company Agreement, the Services Agreement and the Technology Agreement, each dated as of October 31, 1994 among Parent, Borrowers, GE Capital Commercial Finance, Inc. and SA Services, L.L.C., and all other agreements, documents, and instruments executed and delivered in connection therewith.

             "Concentration Account" shall have the meaning assigned to it in Annex B.

             "Concentration Account Agreement" shall have the meaning assigned to it in Annex B.

          "Contracts" shall mean, with respect to any Person, all the contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

          "Copyrights" shall, with respect to any Person, mean any United States copyright to which such Person now or hereafter has title, as well as any application for a United States of America copyright hereafter made by such Person.

          "Current Assets" shall mean, with respect to any Person at any date, all assets of such Person which are or should be classified as current on a consolidated balance sheet of such Person as of such date prepared in accordance with GAAP.

          "Current Liabilities" shall mean, with respect to any Person at any date, all liabilities of such Person which are or should be classified as current on a consolidated balance sheet of such Person as of such date prepared in accordance with GAAP.

          "Default" shall mean any Event of Default or any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Default Rate" shall mean the rate equal to the sum of two and one-half percent (2.5%), plus (i) in the case of the Revolving Credit Loan, the Revolving Credit Rate; or (ii) in the case of the Term Loan, the Term Rate.

          "Deferred Taxes" shall mean, with respect to any Person at any date, the amount of deferred taxes of such Person as shown on the balance sheet of such Person prepared in accordance with GAAP of such date.

             "Disbursement Account" shall have the meaning assigned to it in Annex B.

             "Disbursement Account Agreement" shall have the meaning assigned to it in Annex B.

          "Documents" shall mean, with respect to any Person, all "documents," as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, and in any event any bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title.

             "Dollars" and "$" shall mean lawful money of the United States of America.

             "DOL" shall mean the United States Department of Labor or any successor thereto.

          "EBIT" shall mean, for any period, the Net Income (Loss) of Parent and its Subsidiaries for such period, plus interest expense, tax expense, and extraordinary losses and minus extraordinary gains, in each case, of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent included in the determination of such Net Income (Loss).

          "Eligible Accounts" shall mean, with respect to any Borrower, such Accounts of such Borrower that are not ineligible as the basis for Revolving Credit Advances based on the criteria set forth below. Unless otherwise agreed to in writing by Lender, in determining whether an Account constitutes an Eligible Account, Lender shall not include any Account:

          (a) that does not arise from the sale of goods or services by such Borrower in the ordinary course of Borrower's business;

          (b) upon which (i) such Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatever, or
(ii) such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

          (c) (i) against which, or against any contract or agreement pursuant to which such account arises, is asserted or may be asserted any defense, counterclaim or set-off, or (ii) which is a "contra" Account, whether well-founded or otherwise, in each case to the extent of such defense, counterclaim, set-off or "contra" amount;

          (d) that is not a true and correct statement of a bona fide indebtedness incurred in the amount of the Account for merchandise sold and accepted by or services rendered to the Account Debtor obligated upon such Account;

          (e) with respect to which an invoice, acceptable to Lender in form and substance to ensure compliance with the terms of the Loan Documents, has not been sent to Account Debtor;

          (f) that is not owned by such Borrower or is subject to any right, claim, or interest of another other than the Lien in favor of Lender;

          (g) that arises from a sale to or performance of services for an employee, Affiliate, parent or Subsidiary of such Borrower, or an entity which has common officers or directors with such Borrower;

          (h) that is the obligation of an Account Debtor that is the Federal government or a political subdivision thereof, unless such Borrower has complied with the Federal Assignment of Claims Acts of 1940, and any amendments thereto, with respect to such obligation;

          (i) that is evidenced by chattel paper, a promissory note, negotiable instrument or any other instrument of any kind;

          (j) that is the obligation of an Account Debtor located in a foreign country, unless the sale of goods giving rise to the Account is on a letter of credit or other credit support basis satisfactory to Lender's security interest in or assignment of such Account and letter of credit or other credit support is duly and properly created and/or perfected to Lender's satisfaction; or the sale represented by such Account is denominated in other than Dollars or is payable outside the United States of America;

          (k) that is the obligation of an Account Debtor to whom such Borrower is or may become liable for goods sold or services rendered by the Account Debtor to such Borrower;

          (l) that arises with respect to goods or services which are delivered or rendered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

          (m) that is in default; provided, that an Account shall be deemed in default upon the occurrence of any of the following:

                  (i) with respect to any Account of CIS, Inc., such Account is not paid within the earlier of (x) sixty (60) days from the due date, and (y) ninety (90) days from its invoice date;

                  (ii) with respect to any Account of HBA (other than a Charge Recovery Account), such Account is not paid within the earlier of (x) thirty (30) days from the due date, and (y) sixty (60) days from its invoice date;

                  (iii) with respect to any Charge Recovery Account, such Account is not paid within 180 days of HBA's submission of a claim in respect thereof to the insurer or other third party payor;

                  (iv) the sale represented by such Account is subject to any material claim or dispute by the Person to whom or to which it was made;

                  (v) if any Account Debtor obligated upon such Account suspends business, becomes insolvent, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                  (vi) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other national, state or provincial receivership, insolvency relief or other law or laws for the relief of debtors;

          (n) that is the obligation of an Account Debtor as to which fifty percent (50%) or more of the Dollar value of the Accounts of such Account Debtor have become, or have been determined by Lender to be, ineligible;

          (o) the sale represented by such Account is on terms longer than such Borrower's standard terms;

          (p) that arises from any bill-and-hold or other sale of goods which remain in a Borrower's possession or under such Borrower's control;

          (q) as to which the interest of Lender therein is not a first priority perfected security interest;

          (r) to the extent such Account exceeds any credit limit established by Lender with respect to any Account Debtor from time to time;

          (s) that fails to meet or violates any of such Borrower's representations, warranties or covenants contained in this Agreement or any other Loan Document; or

          (t) that is not otherwise acceptable in the reasonable judgment of Lender based upon such credit and collateral considerations as Lender may deem appropriate from time to time.

          "Eligible Charge Recovery Accounts" shall mean such Eligible Accounts which are also Charge Recovery Accounts.

          "Environmental Laws" shall mean all Federal, state and local laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S)(S) 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. (S)(S) 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. (S)(S) 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S)(S) 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. (S)(S) 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. (S)(S) 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (S)(S) 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. (S)(S) 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. (S)(S) 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of a Hazardous Material.

          "Equipment" shall mean all "equipment" as such term is defined in the Code, and, in any event, shall include all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, accessions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

          "Equity Documents" shall mean the Stock Purchase Agreement and the Registration Rights Agreement, each dated as of even date herewith, between Parent and Lender, and all other agreements, documents and instruments executed and delivered in connection therewith.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) under common control with such Loan Party and which, together with such Loan Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

          "ERISA Event" shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(c) the complete or partial withdrawal of such Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceeding to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

             "Event of Default" shall have the meaning assigned to it in Section 8.1.

          "Excess Borrowing Availability" shall mean at any time of measurement, the amount by which Borrowing Availability exceeds the aggregate outstanding principal amount of the Revolving Credit Advances.

             "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fees" shall mean the fees due to Lender as set forth in Section 1.7, and any other fees due to Lender pursuant to the Loan Documents.

             "Financials" shall mean the financial statements referred to in paragraph 1 of Schedule 3.4.

             "Fiscal Month" shall mean each of the monthly accounting periods of the Loan Parties.

             "Fiscal Quarter" shall mean each of the three-month periods ending on March 31, June 30, September 30 or December 31.

          "Fiscal Year" shall, for the Loan Parties, mean the 12-month period of the Loan Parties ending on December 31 of each year. Subsequent changes of the fiscal year of such Loan Parties shall not change the term "Fiscal Year," unless Lender shall consent in writing to such change.

          "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of the following for Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP: (a) EBIT for such period to (b) the sum of (i) interest expense paid or deemed paid in respect of Funded Debt during such period, plus
(ii) regularly scheduled payments of principal paid or deemed paid on Funded Debt during such period, plus (iii) taxes paid during such period.

          "Fixtures" shall, with respect to any Person, mean all "fixtures," as such term is defined in the Code, now or hereafter owned or acquired such Person, wherever located, and, in any event, including all of the fixtures, systems, machinery, apparatus, equipment and fittings of every kind and nature whatsoever and all appurtenances and additions thereto and substitutions therefor or replacements thereof, now or hereafter attached or affixed to or constituting a part of, or located in or upon, real property wherever located (including all heating, electrical, mechanical, lighting, lifting, plumbing, ventilating, air-conditioning and air cooling, refrigerating, incinerating and power, loading and unloading, signs, escalators, elevators, boilers, communication, switchboards, sprinkler and other fire prevention and extinguishing fixtures, systems, machinery, apparatus and equipment, and all engines, motors, dynamos, machinery, pipes, pumps, tanks, conduits and ducts constituting a part of any of the foregoing, together with all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property).

          "Funded Debt" shall mean, for any Person, all of such Person's Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at the option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, including current maturities of long-term debt, revolving credit, and short-term debt extendible beyond one year at the option of such Person.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied, except that, for purposes of Section 6.10 and Annex G, GAAP shall be determined on the basis of such principles in effect on December 31, 1993 and consistent with those used in the preparation of the audited financial statements referred to in Section 3.4.

          "General Intangibles" shall mean, with respect to any Person, all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by such Person and, in any event, including all right, title and interest which such Person may now or hereafter have in or under any Contract, all customer lists, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies, (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man, and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, and other bank accounts (including with respect to the Loan Parties the Lock Box Accounts, the Concentration Account and the Disbursement Account), rights to receive tax refunds and other payments and rights of indemnification.

          "Goods" has the meaning assigned to it in the Code.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

          "Hazardous Material" shall mean (i) any element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(14); petroleum or any fraction, byproduct or distillation product thereof; asbestos, polychlorinated biphenyls, or any radioactive substances; and any material regulated as a hazardous substance by any jurisdiction in which any Loan Party owns or operates or has owned or operated a facility; or (ii) any element, pollutant, contaminate or discarded material (including any radioactive material) within the definition of Section 103(6) of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6903(6); and any material regulated as a hazardous waste by any jurisdiction in which any Loan Party owns or operates or has owned or operated a facility, or to which any Loan Party sends material for treatment, storage or disposal as waste.

             "HBA" has the meaning assigned to it in the first paragraph of this Agreement.

          "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations, (e) all Guaranteed Indebtedness, (f) all Indebtedness referred to in clause (a),
(b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (g) the Obligations, and (h) all liabilities under Title IV of ERISA.

             "Indemnified Person" shall have the meaning assigned to it in
Section 1.12.

          "Index Rate" shall mean, for any day, the latest rate for thirty-day dealer placed commercial paper (which for purposes hereof shall mean high grade unsecured notes sold through dealers by major corporations in multiples of $1,000) which normally is published in the "Money Rates" section of The Wall Street Journal for such day or, in the event such rate is not so published, in such other nationally recognized publication as Lender may specify. Each change in any interest rate provided for herein based upon the Index Rate shall take effect at the time of such change in the Index Rate.

          "Instruments" shall mean, for any Person, all "instruments," as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located and in any event all certificated securities, certificates of deposit and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          "Intellectual Property" shall mean, for any Person, collectively, all Trademarks, all Patents, all Copyrights and all Licenses now held or hereafter acquired by such Person, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

          "Inventory" shall mean, for any Person, all "inventory," as such term is defined in the Code, now or hereafter owned or acquired by, such Person, wherever located, and, in any event, including inventory, merchandise, goods and other personal property which are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Person's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies, and all accessions and additions thereto and all documents of title covering any of the foregoing.

             "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

             "IRS" shall mean the Internal Revenue Service, or any successor thereto.

          "Investment" shall mean, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition;
(b) the making of any deposit with, capital contribution or other investment in, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and
(c) the entering into of any Guaranteed Indebtedness of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

          "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by a Loan Party, as lessee or sublessee.

          "Lender" shall have the meaning assigned to it in the first paragraph of this Agreement.

          "License" shall mean, with respect to any Person, any Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by such Person.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Loan Documents" shall mean this Agreement, the Revolving Credit Note, the Term Note, the Parent Guaranty, any Subsidiary Guaranty, the Collateral Documents and all agreements, instruments, documents and certificates in favor of Lender in connection with this Agreement or the financing transactions contemplated hereby, including all pledges, powers of attorney, consents, assignments, contracts, notices and other written matter whether now existing or hereafter arising.

             "Loan Party" shall mean Borrowers, Parent and each Subsidiary of Parent or either Borrower.

             "Lock Box Accounts" shall have the meaning assigned to it in Annex
B.

             "Lock Box Account Agreements" shall have the meaning assigned to it in Annex B.

          "Margin Stock" shall have the meaning specified in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects, or financial or other condition of the Parent and its Subsidiaries taken as a whole or of any Borrower or the industry within which Parent or any Borrower operates, (b) any Loan Party's ability to pay or perform the Obligations in accordance with the terms of the Loan Documents, (c) the Collateral or Lender's Liens on the Collateral or the priority of any such Liens, or (d) the rights and remedies of Lender under this Agreement and the other Loan Documents.

             "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 1.5(d).

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Net Income (Loss)" shall mean for any period, the aggregate net income (or loss) after income and franchise taxes of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; less any net income of any Person that is not a direct or indirect wholly-owned Subsidiary of Parent, unless received by Parent in cash.

          "Net Worth" shall mean, with respect to any Person, at any date, the total assets (excluding investments in subsidiaries and any assets attributable to any issuances by such Person of any Stock on or after the date hereof) minus the total liabilities, in each case, of such Person at such date determined in accordance with GAAP.

          "Non-Use Fee" shall have the meaning assigned to it in Annex D.

          "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(c).

          "Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by any Loan Party to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes all principal, interest (including interest which accrues after the commencement of any case or proceeding referred to in Section 8.1(g) or (h)), all Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Loan Party under any of the Loan Documents.

          "Other Taxes" shall have the meaning assigned to it in Section
1.14(b).

          "Parent" has the meaning assigned to it in the first paragraph of this Agreement.

          "Parent Guaranty" shall mean the Parent Guaranty, substantially in the form of Exhibit E attached hereto executed by Parent in favor of Lender.

          "Patent License" shall mean, with respect to any Person, rights under any written agreement now owned or hereafter acquired by granting any right with respect to any invention on which a Patent is in existence.

          "Patents" shall mean, with respect to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States of America or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country, and (b) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

             "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          "Pension Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is not an individual account plan, as defined in
Section 3(34) of ERISA, and which Borrower or any Subsidiary of Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Permitted Acquisition" shall mean any acquisition permitted under clause (ii) of the first sentence of Section 6.1.

          "Permitted Encumbrances" shall mean, for any Loan Party, the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or which are not payable under Section 5.2; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Loan Party is a party as lessee made in the ordinary course of business; (d) deposits securing public or statutory obligations of such Loan Party; (e) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $100,000 at any time in the aggregate for all of the Loan Parties; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which such Loan Party is a party; (h) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; (i) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (j) Liens on Schedule 6.7 existing on the Closing Date.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean, with respect to any Loan Party or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which such Loan Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Proceeds" shall mean all "proceeds," as such term is defined in the Code and, in any event, shall include, with respect to any Person: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of its property or assets; (b) any and all payments (in any form whatsoever) made or due and payable to such Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of such Person's property or assets by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (c) any claim of such Person against third parties (i) for past, present or future infringement of any Patent or Patent License or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; (d) any recoveries by such Person against third parties with respect to any litigation or dispute concerning any of such Person's property or assets; and (e) any and all other amounts from time to time paid or payable under or in connection with any of such Person's property or assets, upon disposition or otherwise.

          "Property" shall have the meaning assigned to it in Section 5.14.

          "Qualified Plan" shall mean, for any Loan Party, an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under IRC Section 401(a), and which such Loan Party or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Regulatory Change" shall mean, with respect to Lender, any change after the date of this Agreement in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Release" shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person's direction or control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit or order of a Governmental Authority.

          "Reportable Event" shall mean any of the events described in Section 4043(b) (1), (2), (3), (5), (6), (8) or (9) of ERISA.

          "Restricted Payment" shall mean, with respect to any Person: (a) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock; (b) any payment on account of the purchase, redemption, defeasance or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; or (c) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such Person.

          "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

             "Revolving Credit Advances" shall have the meaning assigned to it in Section 1.1(a).

          "Revolving Credit Commitment" shall mean the commitment of Lender to make Revolving Credit Advances to Borrowers pursuant to Section 1.1 in the aggregate principal amount outstanding not to exceed at any time $5,000,000, as such amount may be reduced or modified pursuant to this Agreement.

          "Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances of Lender outstanding at any time.

          "Revolving Credit Note" shall mean the promissory note provided for by
Section 1.1(d) and all promissory notes delivered in substitution or exchange therefor.

          "Revolving Credit Rate" shall mean the sum of the Index Rate plus _______________ percent (_____%) [redacted] per annum.

          "Schedule of Documents" shall mean the schedule attached hereto as Annex C, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder.

          "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit F attached hereto, between Lender, Borrowers and Parent.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

             "Subject Property" shall mean all real property owned, leased or operated by any Loan Party.

          "Subsidiary" shall mean, with respect to any Person: (a) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise; and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50% or more or of which any such Person is a general partner or may exercise the powers of a general partner.

          "Subsidiary Guaranty" shall mean any guaranty executed by a Subsidiary of Parent in substantially the form of Exhibit G hereto.

          "Subsidiary Security Agreement" shall mean any security agreement entered into between a Subsidiary of Parent and Lender in substantially the form of Exhibit H hereto.

          "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the United States of America, the jurisdiction under the laws of which Lender is organized or the jurisdiction in which Lender's applicable lending office is located or, in each case, any political subdivision thereof.

          "Term Loan" shall mean the Tranche A Term Loan and the Tranche B Term Loan made by Lender to Borrowers in accordance with the terms of Section 1.2.

          "Term Loan Commitment" shall mean, the commitment of Lender to make the Term Loan to Borrowers pursuant to Section 1.2 in the aggregate principal amount of $2,000,000.

          "Term Note" shall mean the promissory note provided for in Section 1.2(a) and all promissory notes delivered in substitution or exchange therefor.

          "Term Rate" shall mean the sum of the Index Rate, plus ______ percent (__%) [redacted] per annum.

          "Termination Date" shall mean the date on which (a) the Revolving Credit Commitment has been terminated in full, and Lender shall have no further obligation to make any credit extensions or financial accommodations hereunder, and (b) all Obligations have been irrevocably paid in full.

          "Termination Fee" shall have the meaning assigned to it in Annex D.

          "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

          "Total Days Sales in Accounts" shall mean, for a Borrower and for any of such Borrower's Accounts, at the end of each Fiscal Quarter of such Borrower, the product obtained by multiplying the total number of days in such Fiscal Quarter by a fraction, the numerator of which is the average of the three Fiscal Month-end book values of such Accounts (net of allowance for doubtful accounts) of such Borrower for such Fiscal Quarter as reflected in its books and records and determined in accordance with established practices consistently applied, and the denominator of which is the gross sales of such Borrower for such Fiscal Quarter that gave rise to such Accounts as reflected in its books and records and determined in accordance with established practices consistently applied.

          "Trademark License" shall mean, with respect to any Person, rights under any written agreement now owned or hereafter acquired by such Person granting any right to use any Trademark or Trademark registration.

          "Trademarks" shall mean, with respect to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

             "Tranche A Term Loan" shall have the meaning assigned to it in
Section 1.2(a)(i).

             "Tranche B Term Loan" shall have the meaning assigned to it in
Section 1.2(a)(ii).

          "Welfare Plans" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by any Loan Party or any ERISA Affiliate.

          "Wholly-owned Subsidiary" shall mean any Subsidiary of which all of the Stock is owned, directly or indirectly, by Parent.

        2. Certain Matters of Construction. Any accounting term used in the Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

          All other undefined terms contained in the Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" or other words of similar import refer to the Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

          For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term "including" shall not be limiting or exclusive, unless specifically indicated to the contrary; (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and
(d) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms of the Loan Documents.